                                                                    EXHIBIT 11.1

                    COMPUTATION OF EARNINGS PER COMMON UNIT
             FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995



        (In thousands, except per unit data)                          1997             1996              1995
       ------------------------------------------------------------------------------------------------------------
       Computation of Net Income Per Common Unit
       Net income available to Common
           Unitholders - basic and diluted                      $     26,474      $     15,809     $     11,107
       ------------------------------------------------------------------------------------------------------------

       Weighted average Common Units - basic                          21,380            14,280           10,760
       Dilutive securities -
           Stock options                                                 200               106               72
       ------------------------------------------------------------------------------------------------------------
       Weighted average Common Units - diluted                        21,580            14,386           10,832
       ------------------------------------------------------------------------------------------------------------

       Net Income Per Common Unit

       Basic                                                    $       1.24      $       1.11     $       1.03
       Diluted                                                          1.23              1.10             1.03
       ============================================================================================================